NETWORK-1 SECURITY SOLUTIONS, INC.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143710

PROSPECTUS SUPPLEMENT NO. 8
(To Prospectus dated April 10, 2012)

This is a prospectus supplement to our prospectus dated April 10, 2012 (the “Prospectus”) relating to the resale from time to time by selling stockholders of up to 5,904,897 shares of our common stock, including shares issuable upon exercise of outstanding warrants and options.  On November 2, 2012, we filed with the Securities and Exchange Commission a Current Report on Form 8-K.  The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk.  You should carefully consider the “Risk Factors” referenced on pages 6-16 of the Prospectus in determining whether to purchase the common stock.

The date of this prospectus supplement is November 2, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_______________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       November 1, 2012

Network-1 Security Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15288	11-3027591
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

445 Park Avenue, Suite 1020, New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 829-5770

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁭  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)                 Compensatory Arrangements of Certain Officers

On November 1, 2012, the Company entered into a new employment agreement (the “Agreement”) with Corey M. Horowitz pursuant to which he continues to serve as Chairman and Chief Executive Officer of the Company for a one year period (which shall automatically be extended for two successive one year periods unless terminated by the Company) at an annual base salary of $415,000.  In connection with the Agreement, Mr. Horowitz was issued a ten (10) year option to purchase 500,000 shares of the Company’s common stock at an exercise price of $1.19 per share (the market price at the time of grant), which vests in equal quarterly amounts 41,667 shares) over a three year period.  Additional material terms are set forth in the Agreement attached hereto as Exhibit 10.1.

Item 9.01                      Financial Statements and Exhibits

Exhibit Number                   Description

10.1	Employment Agreement, dated November 1, 2012, between the Company and Corey M. Horowitz

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK-1 SECURITY SOLUTIONS, INC.

Dated: November 2, 2012	By:	/s/ David Kahn
Name: David Kahn
Title: Chief Financial Officer

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EXHIBIT 10.1

EMPLOYMENT AGREEMENT, dated November 1, 2012, between NETWORK-1 SECURITY SOLUTIONS, INC., a Delaware corporation with its principal office located at 445 Park Avenue, Suite 1020, New York, New York 10022 (the "Company"), and COREY M. HOROWITZ residing at 6 Brooklawn Drive, Westport, Connecticut 06880 (the “Executive”).

The Company desires to enter into this Agreement in order to assure itself of the continued services of Executive, and Executive desires to accept continued employment with the Company, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

SECTION 1.   Employment.  The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions hereinafter set forth.

SECTION 2.   Term. The employment of Executive hereunder shall be for a period commencing on November 1, 2012 (the “Commencement Date”) and shall continue until October 31, 2013, or such earlier date upon which the employment of Executive shall terminate in accordance with the terms hereof (the “Initial Term”); provided, however, that the Initial Term shall be automatically extended for two successive additional periods of 12 months each (each such 12 month period, an “Additional Term”), unless the Company shall have given written notice to Executive of non-extension at least sixty (60) days prior to the end of the then applicable Initial Term or Additional Term (the Initial Term and any Additional Term collectively, the “Term of Employment”).  Notice of non-extension by the Company shall be deemed a “Termination Other Than for Cause” (as defined in Section 9(b) hereof) and Executive shall be entitled to the benefits set forth in Section 11(c) hereof.  The date on which Executive’s employment hereunder shall terminate shall be called the “Termination Date”.

SECTION 3.   Duties.  During the Term of Employment, Executive shall be employed as Chairman and Chief Executive Officer of the Company and will act in accordance with, and be subject to the policies and procedures as may be duly adopted by the Board of Directors (the “Board”) from time to time.  Executive shall perform such duties as are consistent therewith as the Board shall designate. Executive will be responsible for the management and operations of all aspects of the Company’s business including, but not limited to, licensing, development and enforcement of the Company’s patents, patent acquisitions, strategic relationships with third parties to monetize their patents, patent litigation oversight and finance and administration.  Executive will also have direct responsibility, subject to Board of Directors policies and resolutions as noted above, for all current and future budget and staff, and profit and loss accountability for the Company in its entirety.  Executive shall use his best efforts to perform well and faithfully the foregoing duties and responsibilities.  In addition, Executive shall continue to serve as Chairman of the Board and shall be nominated during the Term of Employment on an annual basis as a director (subject to election by the stockholders of the Company).  On the Termination Date, if Executive is no longer employed by the Company, he shall submit his resignation as Chairman of the Board of Directors (not as a member of the Board) if requested by the Company provided that Executive owns less than 5% of the Company’s outstanding shares of common stock (on a fully diluted basis after assuming the exercise of all outstanding options, warrants and other convertible securities) or he has been

Terminated for Cause (as defined in Section 9 hereof) or left the Company without Good Reason (as defined in Section 10 hereof).  For purposes of this Agreement, so long as Executive shall serve as a member of the Board, any references herein to decisions or determinations to be made by the Board with respect to Executive (including, without limitation, matters relating to compensation and termination) shall be made by a majority of the then members of the Board excluding Executive, who shall recuse himself and abstain from voting with respect to any such matters.

SECTION 4.   Time to be Devoted to Employment. During the Term of Employment, Executive shall devote his full business time, attention and energies to the business of the Company.

SECTION 5.   Compensation.

(a) The Company shall pay to Executive an annual base salary of $415,000 (the "Base Salary") for the Term of Employment, payable in such installments (but not less often than monthly) as is generally the policy of the Company with respect to its executive officers.

(b) (i) In addition to the Base Salary set forth in paragraph 5(a) above, the Company has established an annual target bonus of $150,000 for Executive for each calendar year during the Term of Employment (beginning with the calendar year 2012) based on its evaluation of his performance (the "Target Bonus").  In determining whether Executive has achieved the Target Bonus the Board may consider, among other things, the following: (i) financial results of the Company including revenue and profitability; (ii) patent acquisition activities (including agreements with third parties with respect to licensing and enforcement of patents); (iii) results of patent infringement litigation; and (iv) additional licensees for the Remote Power Patent.  The Board may also consider additional performance criteria as it deems appropriate in determining whether Executive has achieved the Target Bonus.  Such Target Bonus shall be paid as soon as practicable following January 1 of the calendar year following the calendar year to which the Target Bonus relates, provided that such Target Bonus shall in no event be paid later than March 15 of the calendar year following the calendar year to which such Target Bonus relates.

(ii) In addition to the Base Salary set forth in Section 5(a) above and the bonus set forth in Section 5(b)(i) above, during the Term of Employment or during the period in which Executive continues to serve as an executive officer of the Company whether pursuant to this Agreement or otherwise, Executive shall receive incentive compensation ("Incentive Compensation") in an amount equal to 5% of the Company’s royalties or other payments received by the Company from licensing and enforcement activities (exclusive of proceeds from the sale of patents which is covered in Section 5(b)(iii) below) with respect to the Company’s remote power patent (U.S. Patent No. 6,218,930, the “Remote Power Patent”) and 10% of the Company’s royalties and other payments received by the Company from licensing and enforcement activities with respect to the Company’s other patents besides the Remote Power Patent (including patents owned by the Company as of the date hereof other than the Remote Power Patent, patents acquired or licensed by the Company on an exclusive basis and patents owned (or exclusively licensed) by third parties who the Company has an agreement with to license, develop, finance (either debt or equity) and/or enforce such third party patents (the “Additional Patents”).  All such Incentive Compensation payable to Executive pursuant to this Section 5(b)(ii) shall be referred to as "Royalty Incentive Compensation".  All Royalty

Incentive Compensation shall be paid to Executive before deduction of payments by the Company to third parties including, but not limited to, legal fees and expenses and other fees or expenses (related to licensing and enforcement activities) payable to third parties except with respect to the 10% Royalty Incentive Compensation and 10% Additional Incentive Compensation payable to Executive with respect to Additional Patents pursuant to this Section 5(b)(ii) and Section 5(b)(iii) hereof (the “10% Interest”) all legal fees and litigation expenses (related to licensing and enforcement activities) shall be deducted before payment of the 10% Interest; provided, however, in no event shall Executive receive less than 6.25% of the gross royalties and other payments received by the Company (the “10% Net Interest”).  The Royalty Incentive Compensation shall be paid to Executive within 10 days of the end of each calendar month.  For purposes of Section 5 hereof, Company shall include any wholly owned subsidiary of the Company and any entity of which the Company owns more than 50% of the outstanding voting shares; provided, that, in such instance for purposes of calculating the Royalty Incentive Compensation and Additional Incentive Compensation (payable pursuant to Section 5(b)(iii) hereof) the amount of royalties or other payments received by the Company shall be deemed to equal such proceeds times the Company's percentage ownership of such majority owned entity.  In addition, all references in Section 5 hereof to Remote Power Patent and Additional Patents shall include any extensions, divisionals, continuations, continuations in-part, reissues, reexaminations, substitutions and foreign counterparts of such patents.

(iii) In addition, during the Term of Employment, Executive shall be entitled to additional Incentive Compensation (the "Additional Incentive Compensation") equal to (a) 5% of the gross proceeds from the sale of the Company’s Remote Power Patent and a 10% Net Interest in the proceeds from the sale of any of the Additional Patents, and (b) 5% of the Acquisition Proceeds derived from a Remote Power Patent Litigation (as defined below) and 10% of the Acquisition Proceeds derived from an Additional Patents Litigation (as defined below).  For purposes hereof, "Acquisition Proceeds" means the gross amount paid to acquire the Company by way of (1) a merger with or into another corporation or entity with the result that the then existing stockholders of the Company immediately prior to such acquisition hold less than 50% of the combined voting power of the then outstanding securities of the surviving entity in such transaction, (2) the sale of substantially all assets of the Company, or (3) the acquisition of an equity interest in the Company; provided, that, such acquisition (under Section 5(b)(iii)(b) (1), (2) or (3) above) (i) involves as the acquiring entity a defendant (or its affiliate) in a patent infringement lawsuit involving the Remote Power Patent (the "Remote Power Patent Litigation") or any Additional Patents (the "Additional Patents Litigation") and (ii) is part of or results directly from a settlement, partial settlement, judgment, or other resolution of such litigation.  For purposes hereof, the amount of any Acquisition Proceeds shall be deemed to be the total amount paid in connection with the acquisition including cash, the fair market value of any non-cash assets (such as securities or other non-cash consideration), plus any liabilities assumed by the acquiring entity as part of the acquisition less (i) the discounted fair market value as determined by a qualified independent third party (chosen by the Company and th cost of which is borne by the Company) of any future royalties or other payments payable to the Company from license agreements in effect at the time of the acquisition, to the extent such future royalties or other payments are transferred to the acquiring entity as part of the acquisition ("License Agreement Assets"), and (ii) the fair market value of any other assets, other than the patent(s) at issue in the Remote Power Patent Litigation or Additional Patents Litigation (as the case may be) and the License Agreement Assets, transferred to, or acquired by, the acquiring entity as part of the acquisition.  Such Additional Incentive Compensation shall be paid within ten (10) days of the closing of any such transaction.

(c) Notwithstanding the foregoing provisions of Section 5 hereof, the Royalty Incentive Compensation (payable pursuant to Section 5(b)(ii) hereof) and the Additional Incentive Compensation (payable pursuant to Section 5(b)(iii) hereof) shall continue to be paid to Executive for the life of each of the Remote Power Patent and the Additional Patents during the Term of Employment or at anytime thereafter whether Executive is employed by the Company or not; provided, that, Executive’s employment has not been terminated by the Company for Cause as defined in Section 9(a) hereof or terminated by Executive without Good Reason as defined in Section 10 hereof.  At such time that Executive is no longer employed by the Company, to the extent there is incentive compensation (Royalty Incentive Compensation or Additional Incentive Compensation) payable to Executive in accordance with this Section 5(c), such compensation shall be paid at such time as provided in Section 5(b)(ii) or 5(b)(iii), as the case may be, and Executive shall be provided with a report with each such payment which shall include the basis of the calculation of such incentive compensation in sufficient detail.  In addition, in such circumstance, Executive, including his agents and representatives, shall have the right to review the Company's books and records pertaining to such calculation of incentive compensation on reasonable notice to the Company.

(d) In the event the Company enters into a definitive agreement (the “Definitive Agreement”) with respect to an Acquisition Transaction (as defined below), at the option of the Company exercisable at any time prior to five (5) days before the closing of the Acquisition Transaction, upon notice to Executive the Company may elect to extinguish Executive’s  right to receive Royalty Incentive Compensation or Additional Incentive Compensation under Section 5 hereof (effective upon consummation of the Acquisition Transaction) by a lump sum payment to Executive at the closing of the Acquisition Transaction of an amount equal to the fair market value of such compensation to be mutually agreed upon by the Company and Executive or, if no such mutual agreement is reached within 15 days after execution of the Definitive Agreement, an amount equal to the fair market value of such Royalty Compensation and Additional Incentive Compensation as determined by a qualified independent third party expert chosen by the Company which valuation shall be binding upon parties hereto and the cost of which will be paid by the Company.  For purposes hereof an “Acquisition Transaction” shall be defined as (i) a merger of the Company with the result that the then existing stockholders of the Company immediately prior to such merger hold less than 50% of the combined voting power of the then outstanding securities of the surviving entity of the merger or (ii) the sale of substantially all of the assets of the Company.

SECTION 6.   Equity.  The Company recognizes that equity participation in the Company through the grant of options is an important part of compensation.  Accordingly, on the Commencement Date, the Company shall grant to Executive a ten (10) year stock option to purchase 500,000 shares of the Company’s common stock which shares shall vest over a three (3) year period in equal quarterly installments of 41,667 shares beginning November 30, 2012 through August 31, 2015, subject to accelerated vesting in the event of a change of control (as defined in the form of Option attached hereto as Exhibit A); provided, that, Executive shall forfeit the balance of unvested shares (subject to the Option) if his employment has been terminated by the Company for Cause as defined in Section 9(a) hereof or terminated by Executive without Good Reason as defined in Section 10 hereof (collectively, the “Options”).  The exercise price per share of the Options shall equal the closing price of the Company’s common stock on the date of grant of the Options (the Commencement Date).  Acknowledging that the Company may adopt a new Stock Incentive Plan (the "Plan") in the future, Executive may elect to exchange the Options for other securities under the Plan on terms subject to the approval of the Board.  The Company agrees to file an amendment to its Registration Statement on Form S-8, within 90 days as so directed by Executive, to register the shares underlying the Options issued on the date hereof pursuant to this Section 6 hereof.

SECTION 7.   Business Expenses; Benefits.

(a) The Company shall reimburse Executive, in accordance with the practice from time to time for executive officers of the Company, for all reasonable and necessary expenses and other disbursements incurred by Executive for or on behalf of the Company in the performance of Executive's duties hereunder.  Executive shall provide such appropriate documentation of expenses and disbursements as may from time to time be required by the Company.

(b) Notwithstanding anything to the contrary in this Agreement, all taxable reimbursements provided under this Agreement that are subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Code Section 409A”) shall be made in accordance with the requirements of Code Section 409A.  The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursement of an eligible expense shall be made in accordance with the Company’s policies and practices and as otherwise provided herein, provided, that, in no event shall reimbursement be made after the last day of the year following the year in which the expense was incurred.  The right to reimbursement is not subject to liquidation or exchange for another benefit.

(c) During the Term of Employment, Executive shall be entitled to four (4) weeks vacation per year.

(d) During the Term of Employment, Executive shall be entitled to participate in the group health, life, dental and disability insurance benefits, and retirement plan benefits made available from time to time for its executive officers and other employees.

SECTION 8.   Involuntary Termination.

(a) If Executive is incapacitated or disabled to the extent he cannot perform his duties under this Agreement for twelve (12) consecutive weeks, or for a cumulative total of six (6) months in any calendar year (such condition being hereinafter referred to as a "Disability"), the Term of Employment and employment of the Executive under this Agreement shall cease (such termination, as well as a termination under Section 8(b), being hereinafter referred to as an "Involuntary Termination") and Executive shall be entitled to receive the benefits payable under any disability policy maintained by the Company on his behalf and in accordance with Section 11(b) hereof.

(b) If Executive dies during the Term of Employment, the Term of Employment and Executive's employment hereunder shall cease as of the date of the Executive's death and Executive shall be entitled to receive the benefits payable in accordance with Section 11(b) hereof.

SECTION 9.   Termination by the Company.

(a) Termination For Cause. The Company may terminate the Term of Employment and the employment of the Executive hereunder at any time for Cause (as hereinafter defined) (such termination being referred to herein as a "Termination For Cause") by giving Executive written notice of such termination, effective immediately upon the giving of such notice to Executive. As used in this Agreement, "Cause" means the Executive's (a) commission of an act (i) constituting a felony or (ii) involving fraud, moral turpitude, theft or dishonesty which is not a felony and which materially adversely affects the Company or could reasonably be expected to materially adversely affect the Company, (b) repeated failure to be reasonably available to perform his duties (other than as a result of illness or incapacity), which, if curable, shall not have been cured within 30 days of written notice thereof from the Company, (c) repeated failure to follow the lawful directions of the Board, which, if curable, shall not have been cured within 30 days of written notice thereof from the Company, or (d) material breach of the terms and provisions of this Agreement or any agreement with the Company which, if curable, shall not have been cured within 30 days of written notice thereof from the Company.

(b) Termination Other Than for Cause.  The Company may terminate the Term of Employment and the employment of Executive hereunder at any time other than for Cause as defined in Section 9(a) above (such termination shall be defined as a “Termination Other Than for Cause”) by giving Executive written notice of such termination, which notice shall be effective thirty (30) days after the giving of such notice or such later date set forth therein.

SECTION 10.   Termination by Executive.  If at any time during the Term of Employment, Executive elects to terminate Executive’s employment with the Company (other than for "Good Reason", as defined below), then the Company’s obligations to Executive under this Agreement shall be as set forth in Section 11(e) hereof and such termination by Executive shall constitute a breach of this Agreement.  If Executive elects to terminate Executive’s employment with the Company for Good Reason, then the Company shall pay Executive the amounts set forth in Section 11(d) hereof.  For the purpose of this Section, "Good Reason" means (i) any material diminution of duties inconsistent with Executive's title, authority, duties and responsibilities as Chairman and Chief Executive Officer (not continuing to serve as Chairman of the Board of Directors shall not constitute “Good Reason”); (ii) any reduction of or failure to pay Executive compensation provided for herein, which non-payment continues for a period of thirty (30) days following written notice to the Company by Executive of such non-payment, except to the extent Executive consents in writing to any reduction, deferral or waiver of compensation; (iii) any relocation of the principal location of Executive's employment more than 100 miles from the Corporation's current headquarters in New York, New York without Executive's prior written consent; or (iv) any material breach by the Company of its obligations under this Agreement that is not cured (if curable) within thirty (30) days after receipt of notice thereof.

SECTION 11.   Effect of Termination.

(a) Upon the termination of the Term of Employment and Executive's employment hereunder due to a Termination for Cause (as defined in Section 9(a) above), Executive shall not have any further rights or claims against the Company under this Agreement, except the right to receive (i) the unpaid portion, if any, of (a) the Base Salary provided for in Section 5(a), computed on a pro rata basis through the Termination Date and (b) the Target Bonus provided for in Section 5(b)(ii) only if Executive has been employed through the calendar year in which termination occurs and the Target Bonus has been approved by the Board and not yet paid as of the Termination Date, and (c) the Royalty Incentive Compensation and Additional Incentive Compensation provided for in Section 5(b)(ii) and 5(b)(iii) earned and not yet paid prior to the Termination Date, (ii) any unpaid accrued benefits of Executive pursuant to Section 7(a) hereof, (iii) reimbursement for any expenses through the Termination Date for which Executive shall not have been reimbursed as provided in Section 7(a), and (iv) Executive’s rights under the vested portion of any options or warrants issued to Executive (or his affiliate CMH Capital Management Corp.) by the Company including the Options issued in accordance with Section 6 hereof (collectively, the “Aggregate Derivative Securities”).

(b) Upon the termination of Executive's employment hereunder due to an Involuntary Termination, neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement except the right to receive (i) the amounts set forth in Section 11(a), (ii) the Target Bonus pro-rated for the calendar year (based on $150,000) through the date of the Involuntary Termination; provided, that, Executive has satisfied the performance criteria established by the Board for the calendar year in which the Involuntary Termination occurs on a pro-rated basis through the calendar quarter in which such termination occurs, (iii) Royalty Incentive Compensation and Additional Incentive Compensation payable in accordance with Section 5(c) hereof, and (iv) the accelerated vesting of all of the Aggregate Derivative Securities that would have vested twelve (12) months from the date of Involuntary Termination.

(c) Upon the termination of Executive’s employment upon a Termination Other Than for Cause (as defined in Section 9(b) above), neither Executive nor his beneficiary nor his estate shall have any rights or claims against the Company except to receive (i) the amounts set forth in 11(b), including but not limited to the Royalty Incentive Compensation and Additional Incentive Compensation payable in accordance with Section 5(c) hereof, (ii) a severance equal to twelve (12) months Base Salary as in effect at the time of the Termination Other Than for Cause, such sum to be paid in a lump sum payment upon termination and (iii) accelerated vesting of all of the Aggregate Derivative Securities that would have vested for the balance of the exercise period for all such Aggregate Derivative Securities.

(d) Upon the termination of Executive’s employment by Executive for Good Reason (as defined in Section 10 above), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive the amounts set forth in Section 11(c).

(e) Upon the termination of Executive’s employment by Executive (other than for Good Reason), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive the amounts set forth in Section 11(a).

SECTION 12.   Code Section 409A.

(a) It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Code Section 409A”), or be exempt from the application of Code Section 409A.  It is intended that the severance payments described in Section 11(c)(ii) be exempt from the application of Code Section 409A.  For purposes of Code Section 409A, the right to a series of installment payments hereunder (including pursuant to Section 11 above) shall be treated as a right to a series of separate payments.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.  Notwithstanding any provision in this Agreement to the contrary, any references to termination of employment or date of termination shall mean and refer to “separation from service” and the date of such “separation from service” as that term is defined in Code Section 409A.

(b) Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Code Section 409A at the time of his “separation from service”, any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to the Executive as a result of such Executive’s “separation from service” under this Agreement during the six-month period immediately following Executive’s “separation from service” shall be accumulated and paid to the Executive on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”), provided that if the Executive dies prior to the payment of such amounts, such amounts shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 10 days following the date of Executive’s death.

SECTION 13.   Insurance. The Company may, for its own benefit, in its sole discretion, and at its sole cost and expense, maintain "key-man" life and disability insurance policies covering Executive.  Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company's obtaining and maintaining such policies.

SECTION 14.   Disclosure of Information. Executive will not, either during the Term of Employment or at any time thereafter, divulge, publish, communicate, furnish or make accessible to anyone (other than in furtherance of the purposes of the Company) any knowledge or information with respect to the Company’s confidential, secret or proprietary information or assets,  or with respect to any other confidential, secret or proprietary aspects of the business, activities or intellectual property of the Company including, without limitation, (a) patents and related confidential information, terms of patent acquisition contracts or licensing arrangements, or other technical data pertaining to the Company’s patents or other intellectual property (whether or not subject to patent, trademark or copyright protection) or the patents or other intellectual property of third parties who the Company has an agreement with to license, develop, finance (debt or equity) and/or enforce such third party intellectual property or (b) business strategies and plans including, but not limited to, litigation strategies and potential patent acquisitions; except as such items set forth in clauses (a) and (b) above may already be in the public domain through no fault of Executive (all of the foregoing items set forth in clauses (a) and (b) being referred to herein collectively as “Confidential Property”) or except as otherwise required by law.  In the event that Executive becomes legally compelled to disclose any Confidential Property, Executive shall advise the Company as soon as practicable so that the Company may seek a protective order or other appropriate remedy.  In addition, Executive agrees to cooperate in the Company’s effort, at the Company’s expense, to obtain a protective order or other appropriate remedy.  Upon the termination of the Term of Employment, Executive shall return to the Company all property (including Confidential Property) of the Company (or any subsidiary or affiliate thereof) then in the possession of Executive and all books, records, computer tapes or discs and all other material containing non-public information concerning the business or affairs of the Company or any subsidiary or affiliate thereof.

SECTION 15.   Right to Inventions.  (a) Executive shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all marks, designs, logos, inventions, improvements, technical information and suggestions relating in any way to the business conducted by the Company, which he may develop or which may be acquired by Executive during the Term of Employment (whether or not during usual working hours), together with all trademarks, patent applications, letters, patent, copyrights and reissues thereof that may at any time be granted for or upon any such mark, design, logo, invention, improvement or technical information (collectively, "Inventions"). In connection therewith, Executive shall (at the Company's sole cost and expense) take all actions reasonably necessary or desirable to assign and/or confirm the assignment of any Invention to the Company.

(b) To the extent any of the rights, title and interest in and to Inventions cannot be assigned by Executive to the Company, Executive hereby grants to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest.  To the extent any of the rights, title and interest in and to Inventions can be neither assigned nor licensed by Executive to the Company, Executive hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against the Company or any of the Company’s successors in interest to such non-assignable and non-licensable rights.  Executive hereby grants to the Company or the Company’s designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any prior inventions which Executive incorporates, or permits to be incorporated, in any Inventions.  Notwithstanding the foregoing, Executive agrees that he will not incorporate, or permit to be incorporated, any prior inventions of Executive in any Inventions without the Company’s prior written consent.

SECTION 16.   Future Innovations. Executive recognizes that Inventions or Confidential Property relating to his activities while working for the Company and conceived, reduced to practice, created, derived, developed, or made by Executive, alone or with others, within three (3) months after termination of his employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while employed by the Company.  Accordingly, Executive agrees that such Inventions or Confidential Property shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during his employment with the Company and are to be promptly assigned to the Company unless and until Executive has established the contrary by written evidence satisfying the clear and convincing standard of proof.

SECTION 17.   Cooperation in Perfecting Rights to Proprietary Information and Innovations.

(a) Executive agrees to perform, during and after his employment, all acts deemed necessary or desirable by the Company to permit and assist the Company (during any period after Executive’s termination of employment with the Company, subject to Executive’s obligations to his then employer, if any), at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions or Confidential Property assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, the Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Inventions or Confidential Property.

(b) In the event that the Company is unable (after reasonable efforts) to secure Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Inventions (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), Executive hereby irrevocably designates and appoints the Company and the Company’s duly authorized officers and agents as his agents and attorneys-in-fact to act for and on his behalf and instead of him, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under Inventions, all with the same legal force and effect as if executed by Executive.

SECTION 18.   Restrictive Covenant.

(a) The Company is in the business of the acquisition, development, licensing and enforcement of its intellectual property as well as the intellectual property of third parties who the Company has entered into agreements with to license, develop, finance (debt or equity) and/or enforce their intellectual property (the “Business”). Executive acknowledges and recognizes that the Business may be conducted throughout the world, and Executive further acknowledges and recognizes the highly competitive nature of the Company's Business.  Accordingly, in consideration of the premises contained herein, the consideration to be received hereunder, Executive shall not, during the Non-Competition Period (as defined below): (i) directly or indirectly engage, whether or not such engagement shall be as a partner, stockholder, officer, director, affiliate or other participant, in any Competitive Business (as defined below), or represent in any way any Competitive Business, whether or not such engagement or representation shall be for profit, (ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any other person or entity, including, without limitation, any licensee, customer, supplier, employee or consultant of the Company, (iii) induce any employee or consultant of the Company to terminate his employment or consultancy with the Company or to engage in any Competitive Business in any manner described in the foregoing clause (i), or (iv) affirmatively assist or induce any other person or entity to engage in any Competitive Business in any manner described in the foregoing clause (i). Anything contained in this Section 18 to the contrary notwithstanding, an investment by Executive in any publicly traded company engaged in a Competitive Business in which Executive and his affiliates exercise no operational or strategic control and which constitutes less than 5% of the outstanding shares of such entity shall not constitute a breach of this Section 18.

(b) As used herein, "Non-Competition Period" shall mean the period commencing on the date hereof and terminating on the Termination Date; provided, however, that (i) if the Term of Employment shall have been Terminated Other Than For Cause by the Company pursuant to Section 9(b) hereof, then the “Non-Competition Period” shall mean the period commencing on the date hereof and ending twelve (12) months thereafter; provided Executive is paid the severance equal to twelve (12) months Base Salary as provided in Section 11(c) hereof and (ii) if the Term of Employment shall have been terminated for Cause by the Company pursuant to Section 9(a) hereof or without Good Reason by Executive pursuant to Section 10 hereof, then the "Non-Competition Period" shall mean the period commencing on the date hereof and ending on the second anniversary of the Termination Date.  "Competitive Business" shall mean any entity throughout the world (i) engaged in the acquisition, development, licensing, financing or enforcement of patents, (ii) any entity in which the Company has acquired patents from and/or entered into an agreement with to license, finance (either equity or debt) and/or enforce such third party patents, and (iii) any entity engaged in a business competitive with any business then engaged in by the Company.

(c) Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder and pursuant to other agreements between the Company and Executive to justify clearly such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from earning a living.

SECTION 19.   Enforcement; Severability; Etc.  It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to (a) delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made or (b) otherwise to render it enforceable in such jurisdiction.

SECTION 20.   Remedies.  Executive acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from or limiting the Company in pursuing any other remedies available for any breach or threatened breach of this Agreement.

SECTION 21.   Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by a nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company, to:	Network-1 Security Solutions, Inc.
445 Park Avenue, Suite 1020
New York, New York 10022
Telecopier: 917-322-2105
Telephone:  (212) 829-5770

with copies to:	Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.
805 Third Avenue
New York, New York 10022
Telecopier: (212) 355-4608
Telephone: (212) 752-1000
Attention:    Sam Schwartz, Esq.

if to Executive, to:	Corey M. Horowitz
6 Brooklawn Drive
Westport, Connecticut 06880
Telephone: (917) 692-0000

or to such other address as the party to whom notice is to be given may have furnished to the other party or parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

SECTION 22.   Binding Agreement; Benefit.  The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives, successors and assigns of the parties.

SECTION 23.   Governing Law.  This Agreement will be governed by, construed and enforced in accordance with, the laws of the State of New York without giving effect to principles of conflicts of laws.

SECTION 24.   Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other breach.

SECTION 25.   Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral, between the parties with respect thereto.  This Agreement may be amended only by an agreement in writing signed by the parties.

SECTION 26.   Survival of Provisions.  Neither the termination of this Agreement, nor of Executive’s employment hereunder, shall terminate or affect in any manner any provisions of this Agreement that is intended by its terms to survive such termination, including, without limitation, the provisions of Sections 5(c), 5(d), 11, 14, 15, 16, 17 and 18.

SECTION 27.   Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 28.   Assignment. This Agreement is personal in its nature and the parties shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder.

SECTION 29.   Gender. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires.

SECTION 30.   Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first written above.

NETWORK-1 SECURITY SOLUTIONS, INC.

By:        /s/  David C. Kahn
David C. Kahn, Chief Financial Officer

EXECUTIVE

  /s/  Corey M. Horowitz
  Corey M. Horowitz

Exhibit A

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT, dated as of November __, 2012 (this " Stock Option Agreement") by and between Network-1 Security Solutions, Inc., a Delaware corporation with principal executive offices a 445 Park Avenue, Suite 1020, New York, New York 10022 ("Network-1"), and Corey M. Horowitz, residing at 6 Brooklawn Drive, Westport, Connecticut 06880 (“Horowitz”).

WHEREAS, in accordance with Section 6(a) of the Employment Agreement, dated November 1, 2012 between the Company and Horowitz (the “Employment Agreement”), the Company agreed, to issue to Horowitz an option to purchase 500,000 shares of the Company’s common stock, upon the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein and in the Employment Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.   Grant of Option.

Network-1 hereby grants to Horowitz an option (the "Option") to purchase, out of its authorized but unissued shares of common stock (the "Common Stock"), 500,000 shares of Common Stock (the shares of Common Stock purchased or purchasable pursuant to the Option, subject to adjustment as set forth herein, being referred to as the "Option Shares"), at an exercise price per share equal to $_____ (such exercise price, subject to adjustment as set forth herein, being referred to as the "Exercise Price", or in the aggregate, the “Aggregate Exercise Price”).  Horowitz and/or his transferees or assigns are hereinafter referred to as “Holder”.

SECTION 2.   Term and Exercise of Option.

(a) The Option granted hereby shall vest on a calendar quarterly basis in equal shares of 41,667 beginning November 1, 2012 through August 31, 2015.  This Option may be exercised in whole or in part as to vested Option Shares at any time through November 1, 2022 (the “Expiration Date”) by Holder’s presentation of this Option, with the Exercise Form attached hereto duly executed, at Network-1’s office (or such office or agent of Network-1 as it may designate in writing to the Holder hereof by notice pursuant to Section 13 hereof), specifying the number of Option Shares as to which the Option is being exercised.

(b) In the event of (i) a “change of control” (as hereinafter defined) of Network-1 at any time prior to the Expiration Date, this Option may, from and after such date, and notwithstanding Section 2(a) hereof, be exercised for up to 100% of the total number of shares then subject to the Option minus the number of shares previously purchased upon exercise of the Option (as adjusted for any changes in the outstanding Common Stock by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Board of Directors deems in its sole discretion to be similar circumstances).

(c) A “Change of Control” shall be deemed to have occurred upon the happening of any of the following events: (i) the shareholders of Network-1 approve a merger of consolidation of Network-1 with any other entity, other than a merger or consolidation which would result in the voting securities of Network-1 outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the total voting power represented by the voting securities of Network-1 or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of Network-1 approve a plan of complete liquidation of Network-1 or consummate the sale or disposition by Network-1 of all or substantially all of Network-1’s assets (other than to a subsidiary or subsidiaries) or (ii) any other event deemed to constitute a “Change of Control” by the Compensation Committee or the Board of Directors of Network-1.

SECTION 3.   Issuance of Option Shares; Cashless Exercise

(a) Upon surrender of the Option and payment of the Exercise Price as provided herein, Network-1 shall issue and deliver with all reasonable dispatch the certificate(s) for the Option Shares to or upon the written order of the Holder and in such name or names as the Holder may designate.  Such certificate(s) shall represent the number of Option Shares issuable upon the exercise of the Option, together with a cash amount in respect of any fraction of a share otherwise issuable upon such exercise.

(b) In lieu of paying the Aggregate Exercise Price in cash and/or upon exercise of the Option, the Holder may elect a “cashless exercise” in which event the Holder will receive upon exercise a reduced number of Option Shares equal to (i) the number of Option Shares that would be issuable pursuant to the Option upon payment of the Aggregate Exercise Price minus (ii) the number of Option Shares that have an aggregate Market Price (as defined below) equal to the Aggregate Exercise Price.

(c) Unless otherwise provided herein, for purposes of any computations made in this Stock Option Agreement, "Market Price" per share of shares of Common Stock on any date shall be: (i) if the shares of Common Stock are listed or admitted for trading on any national securities exchange, the last reported sales price as reported on such national securities exchange; (ii) if the shares of Common Stock are not listed or admitted for trading on any national securities exchange, the average of the last reported closing bid and asked quotation for the shares of Common Stock as reported on the Nasdaq Stock Market’s National Market (“NNM”) or Nasdaq Stock Market’s Small Cap Market (“NSM”) or a comparable service if NNM or NSM are not reporting such information; (iii) if the shares of Common Stock are not listed or admitted for trading on any national securities exchange, NNM or NSM or a comparable system, the last reported daily closing price for the shares of Common Stock as reported on the Over-The Counter Bulletin Board ("OTCBB"), or a comparable service if the OTCBB is not reporting such information, or (iv) if the shares of Common Stock are not listed or admitted for trading on any national securities exchange or NNM, quoted by NSM or quoted and reported on the OTCBB or a comparable system, the fair market value of such shares as determined in good faith by the Board of Directors of Network-1.

(d) Certificates representing the Option Shares shall be deemed to have been issued and the person so designated to be named therein shall be deemed to have become a holder of record of such Option Shares as of the date of the surrender of the Option and payment of the Aggregate Exercise Price as provided herein; notwithstanding that the transfer books for the Option Shares or other classes of stock purchasable upon the exercise of the

Option shall then be closed or the certificate(s) for the Option Shares in respect of which the Option is then exercised shall not then have been actually delivered to the Holder.  As soon as practicable after each such exercise of the Option, Network-1 shall issue and deliver the certificate(s) for the Option Shares issuable upon such exercise, registered as requested.  In the event that only a portion of the Option is exercised at any time prior to the close of business on the Expiration Date, a new option shall be issued to the Holder for the remaining number of Option Shares purchasable pursuant hereto.  Network-1 shall cancel the Option when they are surrendered upon exercise.

(e) Prior to due presentment for registration of transfer of the Option, Network-1 shall deem and treat the Holder as the absolute owner of the Option (notwithstanding any notation of ownership or other writing on this Option Agreement made by anyone other than Network-1) for the purpose of any exercise hereof or any distribution to the Holder and for all other purposes, and Network-1 shall not be affected by any notice to the contrary.

SECTION 4.   Lost, Stolen, or Mutilated Option

In case this Option shall be mutilated, lost, stolen or destroyed, Network-1 shall issue and deliver, in exchange and substitution for and upon cancellation of the mutilated Option, or in lieu of and substitution for the Option lost, stolen or destroyed, a new Option of like tenor and representing an equivalent number of Option Shares purchasable upon exercise, but only upon receipt of evidence reasonably satisfactory to Network-1 of such mutilation, loss, theft or destruction of such Option and reasonable indemnity, if requested, also reasonably satisfactory to Network-1.  No bond or other security shall be required from Holder in connection with the replacement by Network-1 of a lost, stolen or mutilated warrant certificate.

SECTION 5.   Rights Upon Expiration

Unless the Option is surrendered and payment made for the Option Shares as herein provided before the close of business on the Expiration Date, this Option will become wholly void and all rights evidenced hereby will terminate after such time.

SECTION 6.   Exchange of Option

This Option may be exchanged for a number of Options of the same tenor as this Option for the purchase in the aggregate of the same number of Option Shares of Network-1 as are purchasable upon the exercise of this Option, upon surrender hereof at the office of Network-1 with written instructions as to the denominations of the Options to be issued in exchange.

SECTION 7.   Adjustment for Certain Events

(a) In case Network-1 shall at any time after the date hereof (i) declare a dividend on its shares of Common Stock payable in shares of Network-1's capital stock (whether in shares of Common Stock or of capital stock of any other class), (ii) subdivide its outstanding shares of Common Stock, (iii) reverse split its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue any shares of Network-1's capital stock in a reclassification of shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which Network-1 is the continuing corporation), then, in each case, the Exercise Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, reverse split or reclassification, and/or the number and kind of shares of capital stock issuable upon exercise of the Option on such date, shall be proportionately adjusted so that the holder of the Option exercised after such time shall be entitled to receive the aggregate number and kind of securities which, if such Option had been exercised immediately prior to such date, such Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, reverse split or reclassification.  Such adjustment shall be made successively whenever any event listed above shall occur.

(b) In case Network-1 shall fix a record date for the making of a distribution to all holders Common Stock (including any such distribution made in connection with a consolidation or merger in which Network-1 is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of earnings, consolidated earnings, if Network-1 shall have one or more subsidiaries, or earned surplus, or dividends payable in Common Stock) or rights, options or warrants to subscribe for or purchase Common Stock, then, in each case, the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, of which the numerator shall be the current Market Price for one share of Common Stock on such record date less the fair market value of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights, options or warrants applicable to one share of Common Stock, and of which the denominator shall be the current Market Price for one share of Common Stock.  In the event that Network-1 and the Holder cannot agree as to such fair market value, such determination of fair market value shall be made by an appraiser who shall be mutually selected by Network-1 and the Holder, and the reasonable costs of such appraiser shall be borne by Network-1.  Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(c) No adjustment in the Exercise Price shall be required unless such adjustment would require a decrease of at least one cent ($0.01) in such price; provided, however, that any adjustment which by reason of this Section 7(c) is not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be, but in no event shall Network-1 be obligated to issue fractional shares of Common Stock or fractional portions of any securities issuable upon the exercise of the Option.

(d) In the event that at any time, as a result of an adjustment made pursuant to Section 7 hereof, the Holder of the Option thereafter exercised shall become entitled to receive any shares of capital stock, options, warrants or other securities of Network-1 other than the shares of Common Stock, thereafter the number of such other shares of capital stock, options, warrants or other securities so receivable upon exercise of this Option shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in this Section 7, and the provisions of this Option Agreement with respect to the shares of Common Stock shall apply, to the extent applicable, on like terms to any such other shares of capital stock, options or warrants or other securities.

(e) Upon each adjustment of the Exercise Price as a result of calculations made in this Section 7, the Option outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of Option Shares (calculated to the nearest hundredth), obtained by (i) multiplying the number of Option Shares purchasable upon exercise of the Option immediately prior to such adjustment of the Exercise Price by the Exercise Price in effect immediately prior to such adjustment and (ii) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment of the Exercise Price.

(f) In case of any capital reorganization of Network-1 or of any reclassification of shares of Common Stock (other than as a result of subdivision or combination) or in case of the consolidation of Network-1 with, or the merger of Network-1 into, any other corporation (other than a consolidation or merger in which Network-1 is the continuing corporation) or of the sale of the properties and assets of Network-1 as, or substantially as, an entirety, the Option shall, after such reorganization, reclassification, consolidation, merger or sale, be exercisable, upon the terms and conditions specified herein, for the number of shares of Common Stock or other capital stock, options or warrants or other securities or property to which a Holder (at the time of such reorganization, reclassification, consolidation, merger or sale) upon exercise of such Option would have been entitled upon such reorganization, reclassification, consolidation, merger or sale; and in any such case, if necessary, the provisions set forth in this Section 7(f) with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of Common Stock or other capital stock or options, warrants or other securities or property thereafter deliverable upon the exercise of the Option.  The subdivision, reverse split or combination of shares of Common Stock at any time outstanding into a greater or lesser number of shares shall not be deemed to be a reclassification of the Common Stock for the purposes of this Section 7(f).

(g) In any case in which this Section 7 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, Network-1 may elect to defer until the occurrence of such event issuing to the Holder, if such Holder exercised any portion of this Option after such record date, shares of capital stock or other securities of Network-1, if any, issuable upon such exercise over and above the shares of Common Stock or other securities issuable, on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that Network-1 shall deliver to the holder a due bill or other appropriate instrument evidencing such Holder's right to receive such shares of Common Stock or other securities upon the occurrence of the event requiring such adjustment.

(h) The Company may, at any time during the term of the Option, reduce the Exercise Price to the then fair market value of the Common Stock.

SECTION 8.   Fractional Shares

Upon exercise of the Option, Network-1 shall not be required to issue fractional shares of Common Stock or other capital stock.  In lieu of such fractional shares, the Holder shall receive an amount in cash equal to the same fraction of the (i) current Market Price of one whole share of Common Stock if clause (i), (ii) or (iii) in the definition of Market Price in Section 3(c) hereof is applicable or (ii) book value of one whole shares of Common Stock as reported in Network-1's most recent audited financial statements if clause (iv) in the definition of Market Price in Section 3 above is applicable.  All calculations under Section 7 shall be made to the nearest cent.

SECTION 9.   Securities Act Legend

The Holder shall not be entitled to any rights of a stockholder of Network-1 with respect to any Option Shares purchasable upon the exercise of this Option, including voting, dividend or dissolution rights, until such Option Shares have been paid for in full.  As soon as practicable after such exercise, Network-1 shall deliver a certificate or certificates for the securities issuable upon such exercise, all of which shall be fully paid and nonassessable, to the person or persons entitled to receive the same; provided, however, that, if the Option Shares are not registered under the Securities Act, such certificate or certificates delivered to the Holder of the surrendered Option shall bear a legend reading substantially as follows:

"These securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be sold or transferred in the absence of such registration or any exemption therefrom under such Act and laws, if applicable.  Network-1, prior to permitting a transfer of these securities, may require an opinion of counsel or other assurances satisfactory to it as to compliance with or exemption from such Act and laws."

SECTION 10.   Transfer

All or a portion of this Option may be transferred, sold or assigned by Holder without the consent of Network-1 provided, that, Holder provides Network-1 with evidence reasonably satisfactory to it that such transfer is not in violation of the Securities Act of 1933, as amended (the “Act”).  With respect to any such transfer, sale or assignment, Holder shall execute and deliver to Network-1 the Form of Assignment attached hereto.

SECTION 11.   Taxes; Expenses

Network-1 shall pay all taxes and expenses that may be payable in connection with the preparation, issuance and delivery of Options Shares under this Stock Option Agreement.

SECTION 12.   Notice of Adjustment

(a) Upon any adjustment of the Exercise Price pursuant to Section 7 hereof, Network-1, within 30 calendar days thereafter, shall have on file for inspection by the Holder a certificate of the Board of Directors of Network-1 setting forth the Exercise Price after such adjustment, the method of calculation thereof in reasonable detail, the facts upon which such calculations were based and the number of Option Shares issuable upon exercise of the Option after such adjustment in the Exercise Price, which certificate shall be conclusive evidence of the correctness of the matters set forth therein.

(b) In case:

(i) Network-1 shall authorize the issuance to all holders of shares of Common Stock of rights, options, warrants or other securities to subscribe for or purchase capital stock of Network-1 or of any other subscription rights, options, warrants or other securities; or

(ii) Network-1 shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets; or

(iii) of any consolidation or merger to which Network-1 is a party and for which approval of any stockholders of Network-1 is required, of the conveyance or transfer of the properties and assets of Network-1 substantially as an entirety or of any capital reorganization or any reclassification of the shares of Common Stock (; or

(iv) of the voluntary or involuntary dissolution, liquidation or winding up of Network-1; or

(v) Network-1 proposes to take any other action which would require an adjustment of the Exercise Price pursuant to Section 7 above;

then, in each such case, Network-1 shall give to the Holder at its address appearing below at least 20 calendar days prior to the applicable record date hereinafter specified in (A), (B), or (C) below, by first class mail, postage prepaid, a written notice stating (A) the date as of which the holders of record of shares of Common Stock entitled to receive any such rights, options, warrants or distribution are to be determined or (B) the date on which any such consolidation, merger, conveyance, transfer, reorganization, reclassification, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such consolidation, merger, conveyance, transfer, reorganization, reclassification, dissolution, liquidation or winding up or (C) the date of such action which would require an adjustment of the Exercise Price.  The failure to give the notice required by this Section 12 or any defect therein shall not affect the legality or validity of any such issuance, distribution, consolidation, merger, conveyance, transfer, reorganization, reclassification, dissolution, liquidation, winding up or other action or the vote upon any such action.

Except as provided herein, nothing contained herein shall be construed as conferring upon Holder the right to vote on any matter submitted to the stockholders of Network-1 for their vote or to receive notice of meetings of stockholders or the election of directors of Network-1 or any other proceedings of Network-1, or any rights whatsoever as a stockholder of Network-1.

SECTION 13.   Notices

Any notice, request, demand or other communication pursuant to the terms of this Stock Option Agreement shall be in writing and shall be sufficiently given or made when delivered or mailed by first class or registered mail, postage-prepaid, to the following addresses:

If to Network-1:

Network-1 Security Solutions, Inc. 445 Park Avenue, Suite 1020 New York, New York 10022

with a copy to:

Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.
805 Third Avenue, 10th Floor
New York, NY 10022
Attn: Sam Schwartz, Esq.

If to Holder:

Corey M. Horowitz
6 Brooklawn Drive
Westport, Connecticut 06880

SECTION 14.   Miscellaneous

(a) Waiver.  At any time the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein by the other party or (c) waive compliance with any of the agreements or conditions contained herein.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Stock Option Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Stock Option Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Stock Option Agreement, or any power, right, privilege or remedy under this Stock Option Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) Entire Agreement.  Except as otherwise set forth in this Stock Option Agreement and the other documents referred to herein, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

(c) Binding Effect; Benefit.  This Stock Option Agreement shall inure to the benefit of and be binding upon the parties hereto and nothing in this Stock Option Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Stock Option Agreement.

(d) Amendment and Modification.  Subject to applicable law, this Stock Option Agreement may only be amended, modified and supplemented by a written agreement duly executed the parties hereto.

(e) Further Actions.  Network-1 shall use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereunder and to carry out the interest and purposes of this Stock Option Agreement, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities.

(f) Applicable Law.  This Stock Option Agreement and the legal relations between the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules thereof.

Dispute Resolution.  The parties hereto will use their best efforts to resolve by mutual agreement any disputes, controversies or differences that may arise from, under, out of or in connection with this Agreement.  If any such disputes, controversies or differences cannot be settled between the parties hereto, they will be finally settled by final and binding arbitration to be conducted by an arbitration tribunal in New York City, New York, pursuant to the rules of the American Arbitration Association.  The arbitration tribunal will consist of three arbitrators.  The decision or award of the arbitration tribunal will be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement.  In the event of any procedural matter not covered by the aforesaid rules, the procedural law of New York will govern.  The prevailing party in arbitration shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

(g) Severability.  Any term or provision of this Stock Option Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Stock Option Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(h) Non-exclusivity.  The rights and remedies of Network-1 and Holder under this Stock Option Agreement are not exclusive of or limited by any other rights or remedies which either of them may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative and not alternative.

IN WITNESS WHEREOF, an authorized officer of Network-1 has signed and delivered this Option as of the date first written above.

NETWORK-1 SECURITY SOLUTIONS, INC.

By:
David C. Kahn, Chief Financial Officer

ELECTION TO EXERCISE

(To be executed by the registered holder if such holder desires to exercise the within Option)

To:           NETWORK-1 SECURITY SOLUTIONS, INC.
445 Park Avenue, Suite 1020
New York, New York  10022

The undersigned hereby (1) irrevocably elects to exercise its right to exercise _____ shares of Common Stock covered by the within Option, (2) makes payment in full of the Exercise Price by wire transfer or enclosure of a certified check or (3) elects a cashless exercise, (4) requests that certificates for such shares be issued in the name of:

Please print name, address and Social Security or Tax Identification Number:

________________________________________________

________________________________________________

________________________________________________

and (5) if said number of shares shall not be all the shares evidenced by the within Option, requests that a new Option Agreement for the balance of the shares covered by the within Option be registered in the name of, and delivered to:

Please print name and address:

________________________________________________

________________________________________________

________________________________________________

In lieu of receipt of a fractional share of Common Stock, the undersigned will receive a check representing payment therefor.

Dated:  _____________________

By:      _________________________________

            _________________________________

FORM OF ASSIGNMENT

FOR VALUE RECEIVED                              , hereby sells, assigns and transfers to                          (Social Security or I.D. No.                         ) the within Option, or that portion of this Option purchasable for ________ shares of Common Stock together with all rights, title and interest therein, and does hereby irrevocably constitute and appoint ______________ attorney to transfer such Option on the register of Network-1 Security Solutions, Inc., with full power and substitution.

_________________________________
(Signature)

Dated: ___________, 20__

Signature Guaranteed:

____________________